Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Drzycimski (319) 786-7500
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ACCEPTS OFFER TO SELL ITS BRAZIL INVESTMENTS

        MADISON, Wis. – Jan. 19, 2006 – Alliant Energy Corp. (NYSE: LNT) today announced that it accepted an offer earlier today to sell all of its investments in Brazil for a purchase price of US$152 million. The purchasers are Brazil-based Sobrapar Ltda. and Antonio José Carneiro. The terms of the offer call for the transaction to close on January 26, 2006. Alliant Energy expects to use the net proceeds for further debt reduction at Alliant Energy Resources.

        As a result of this pending sale transaction, Alliant Energy expects to incur non-cash pre-tax charges in its earnings from continuing operations in the fourth quarter of 2005 of approximately US$198 million (after-tax charge of US$123 million, or $1.05 per share) consisting of the following components:

>>	A non-cash pre-tax asset valuation charge of US$106 million (after-tax charge of US$62million, or $0.53 per share) based on the terms of the sales agreement
>>	Inclusion of the cumulative foreign currency translation loss related to its Brazil investments in its fourth quarter 2005 inpairment evaluation. Alliant Energy’s pre-tax foreign currency translation loss related to its Brazil investments was US$92 million as of December 31, 2005. Such amount is included in accumulated other comprehensive loss on Alliant Energy’s balance sheet. Alliant Energy estimates the non-cash after-tax charge related to including the cumulative foreign currency translation loss in its impairment evaluation will be approximately US$61 million (or $0.52 per share).

        Because of the recent developments with its Brazil investments, Alliant Energy has withdrawn its 2005 guidance for its non-regulated business. The Company plans to report its 2005 results on February 8, 2006.

        “Our investments in Brazil have been challenging almost from their inception,” stated William D. Harvey, Alliant Energy’s President and CEO. “Whether owing to historic droughts, foreign exchange rates, disputes with our Brazilian partners, or frustrations over the Brazilian legal system, we have struggled to capture value from these investments. We have often been encouraged to just abandon the investments but have resisted doing so without capturing meaningful value for our shareowners. While this sale will give rise to substantial non-cash charges, it will capture meaningful value for our shareowners. And it will end our Company’s disappointing participation in the Brazil energy markets.”

        Alliant Energy Corporation is an energy-services provider with subsidiaries serving approximately 1.5 million customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company’s primary focus. Alliant Energy’s domestic utility subsidiaries, Interstate Power and Light Company and Wisconsin Power and Light Company, serve 990,000 electric and 419,000 natural gas customers. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

Alliant Energy Corporation — Brazil Sale

January 19, 2006

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: developments that adversely impact Alliant Energy’s ability to complete its announced divestiture of its Brazil investments on a timely basis and for anticipated proceeds; inability or failure of purchaser to deliver the proceeds at closing; unanticipated efforts to amend the agreement to sell Alliant Energy’s Brazil investments; governmental agency or court action to delay or prevent the transaction; political, regulatory and economic conditions in Brazil which could negatively affect the value of Alliant Energy’s Brazil investments; unexpected transaction costs or unexpected transaction liabilities; and final determination as to the implications this transaction will have on Alliant Energy’s financial statements pursuant to the applicable generally accepted accounting principles. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to close the transaction and alter the accounting treatment and estimates for the transaction as stated in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.